Exhibit 10.1

CONTRACT OF EMPLOYMENT

BETWEEN

NET1 APPLIED TECHNOLOGIES SOUTH AFRICA (PTY) LTD

("the Company")

AND

CHRISTOPHER GUY BUTT MEYER

("the Executive")

1. EMPLOYMENT

1.1 The Company employs the Executive, who accepts employment in accordance with the terms and conditions of this contract (the "Agreement").

1.2 The Company hereby appoints the Executive to the position of Chief Executive Officer.

2. DURATION

Subject to Section 9, this Agreement shall commence on 1 July 2021 and shall continue so long as Executive remains an employee of the Company (such period of employment, the "Employment Period") but may be terminated by either party giving not less than three months' written notice of termination. The Company may utilise the Executive's services at whatever place and in whatever capacity as may be required during the Employment Period.

3. REMUNERATION

The Executive's remuneration will be determined on the basis of the total direct cost to the Company, excluding any statutory deductions, which the Executive and the Company are liable for.

3.1 Base Salary.  During the Employment Period, the Company shall pay to Executive a base salary at the rate of U.S. $650,000 per year (the "Base Salary"), less applicable tax withholding, payable in monthly installments in South African rand.  Each installment of the Base Salary shall be converted from U.S. dollars at an average exchange rate determined quarterly in advance. Make-whole payments will be made at the end of every quarter, if any, to reflect the actual exchange rate.

3.2 Incentive Compensation. The Executive shall be eligible to earn a discretionary cash incentive award in respect of each full fiscal year during the Employment Period as determined in the sole discretion of the Remuneration Committee of the Board.  Any such award (and the terms and conditions of such award) shall be based upon the Executive's performance and such other factors as the Remuneration Committee shall determine in its discretion, which may include the Group's performance during such year.

3.3 Deductions. The Company shall be entitled to deduct from the Executive's remuneration any amount that the Company is legally obliged to deduct, such as income tax, unemployment insurance, or any other such amount that the Executive has consented to in writing.

3.4 Expenses.  The Company, in accordance with policies and practices established by the Board from time to time, will pay or reimburse Executive for all expenses reasonably incurred by Executive during the Employment Period in connection with the performance of Executive's duties under this Agreement; provided, that Executive shall provide to the Company documentation or evidence of expenses for which Executive seeks reimbursement in accordance with the policies and procedures established by the Company from time to time.

3.5 Benefit Plans. The Executive shall have the option to join the Company's Medical Aid Scheme with Discovery Medical Health or Bankmed, or other scheme in which the Company participates from time to time. Participation in any such scheme shall be at the Executive's sole cost and expense. The Executive acknowledges that the Company does not operate a retirement scheme or provide any other benefits not specifically provided for in this Agreement.

4. LEAVE ENTITLEMENT

4.1 Annual Leave. The Executive acknowledges that he will qualify for 25 working days leave in respect of each completed 12-month period of service.

4.2 Sick Leave. The Executive acknowledges that he will qualify for sick leave in accordance with the Basic Conditions of Employment Act of 1997.

4.3 Family Responsibility Leave. The Executive acknowledges that he will qualify for family responsibility leave in accordance with the Basic Conditions of Employment Act of 1997.

5.  POSITION AND RESPONSIBILITIES

5.1 During the Employment Period, the Executive shall have the duties, responsibilities, functions and authority, including administrative, financial, executive and managerial as are customary to the position of Chief Executive Officer. The Executive shall serve as a member of the board of directors (or similar governing body) of the Company or any other member of Net 1 UEPS Technologies, Inc. or its affiliates as may be requested by the Board.

6.  COMPLIANCE WITH COMPANY POLICIES/GUARANTEE OF COMPETENCE

6.1 The Executive shall comply with all written Company policies, standards, rules and regulations (a "Company Policy" or collectively, the "Company Policies") and all applicable government laws, rules and regulations that are now or hereafter in effect. The Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

6.2 The Executive guarantees that he is competent to carry out the tasks and responsibilities associated with the assigned position and that he is properly qualified to occupy the assigned position.

7. RESTRICTIVE COVENANTS AGREEMENT

7.1 On the date hereof, Executive shall execute a restrictive covenants agreement, in the form of Exhibit A attached hereto and made a part hereof (the "Restrictive Covenants Agreement").

8. COPYRIGHT

8.1 The Executive acknowledges that the Company shall, by operation of law, become the owner of the copyright in any work, which is eligible for copyright and which is created or executed by the Executive, whether alone or with others, in the course and scope of employment.

8.2 Insofar as it may be necessary, the Executive cedes and assigns to the Company the copyright of any work created or executed by the Executive, whether alone or with others, in the course and scope of employment.

8.3 The Executive undertakes not to exercise any residuary rights in respect of any work created or executed by the Executive, whether alone or with others, in the course and scope of employment with the Company.

8.4 All work created or executed by the Executive and for which copyright exists shall, unless the Executive establishes the contrary, be deemed to have been created or executed in the course and scope of employment with the Company.

9. TERMINATION FOR MISCONDUCT OR ILLNESS

9.1 Subject to fair procedures being adhered to, this agreement may be terminated by the Company summarily at any time and without any payment in lieu of notice if, at any time, the Executive is guilty of any serious misconduct or commits a breach of a material obligation under this agreement or is guilty of any act which at common law would entitle the Company summarily to terminate this agreement.

9.2 If the Executive is absent for an unreasonable long time due to illness, the Company is entitled to terminate the contract after a fair procedure and investigation into the health position of the worker.

9.3 The Company reserves the right to request the Executive to undergo a medical examination at any time at the Company's expense to assist in determining the Executive's fitness to continue Employment.

9.4 The Executive guarantees that at the time of signing this contract, he is free of any notifiable, contagious illness. If the Executive should discover any such illness after employment, he will immediately inform the Company.

10. MISCELLANEOUS MATTERS

10.1 Notwithstanding the terms contained in this contract, the Executive accepts that all the rules and procedures of the Company, wheresoever contained are applicable to his Employment and that, in the event of any conflict between such rules and procedures and this contact, this contract will be regarded as being binding.  The Executive undertakes not to injure the reputation or business of the Company and its customers and to observe the utmost secrecy and good faith in all dealings concerning the Company or its customers.

10.2 The Executive acknowledges that the Company's Disciplinary Code and Procedure, and Grievance Policy and Procedure, are applicable to the employment relationship and agrees to be bound thereby.

10.3 No agreement varying, adding to, deleting from, or cancelling this agreement, shall be effective unless reduced to writing and signed by or on behalf of the parties.

10.4 The Executive agrees that he will retire at the age of 60.

10.5 The Executive declares that he has never been convicted of a criminal offence. The Executive agrees that should this statement be proved to be false, or should the Executive fail to declare a future criminal offence, the Company reserves the right to summarily terminate the Executive's service.

10.6 The Executive shall, within a reasonable period, notify the Company of any change in his status, such as address, dependants, marital, telephone number, qualifications or any other relevant changes.

10.7 Both parties acknowledge that by signing this contract, they have received a copy of this contract, and they have read and understood the contents thereof. Both parties undertake to hold themselves bound by this contract and agree to observe the provisions contained therein.

12. INDULGENCES

 No indulgence granted by a party shall constitute a waiver of any of that party's rights under this agreement.

13 DOCUMENTS APPLICABLE

13.1 The following documents form part of the Executive's contract of employment with the Company:

(a) Articles of Agreement

(b) Staff Manual

(c) Restrictive Covenants Agreement (Attached)

(d) Any other documents of which the Executive may be advised during his employment with the Company

Signed at Rosebank on 30 June, 2021

AS WITNESSES:

/s/ Lincoln C. Mali

For and on behalf of Net1 Applied Technologies South Africa (Pty) Ltd 4th Floor, President Place Cnr. Jan Smuts Ave & Bolton Rd Rosebank, Private Bag 2424 Parklands, 2121

Signed at London, United Kingdom on 30 June, 2021

AS WITNESSES:

/s/ Chris G.B. Meyer
The Executive